Executive Employment & Consulting Agreement

THIS AGREEMENT is dated for reference the 1st day of July 2011.

BETWEEN:

CIBT Education Group Inc., a company incorporated under the laws of British Columbia, having an office at 12F, 777 West Broadway, Vancouver, BC, Canada V5Z 4J7  (collectively the “Company”)

AND:

Dennis Huang  (the “Executive”)

WHEREAS:

A.	The Company is an investment holding company with business and technology schools operating in Canada and China.

B.	The Company wishes to retain the service of the Executive on the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants hereinafter contained, the parties have agreed as follows:

1.	EMPLOYMENT

1.1	The Company hereby employs the Executive as Chief Financial Officer upon the terms and conditions of the Agreement.

1.2	The Executive shall carry out such duties as the Company’s board of directors and executive management may from time to time reasonably determine, including but not limited to:

(a)	Oversee the Company’s accounting system and financial reporting system;

(b)	Liaison with external auditors for annual audits;

(c)	Prepare business plans for the Company, assist in the implementation of and monitor and analyse the fulfilment of these plan;

(d)
Assist the Company in the implementation of corporate development strategies, company policies, procedures, financial forecasts and monitoring systems to promote the efficient use of the Company’s resources;

(e)	Assist the Company in financing activities;

(f)	Perform financial due diligence for future acquisitions and business expansions;

(g)	Report to the Company’s CEO in the manner and frequency as deemed necessary.

2.	TERM

2.1	The term of this Agreement shall be for a period of five years commencing July 1st, 2011 (the “Start Date”) on a full time basis.

2.2	In this Agreement, references to “Year” mean each 12 months period commencing from the Start Date and each anniversary of the Start Date.

2.3	This Agreement may be renewed by mutual agreement of the parties.

3.	REMUNERATION, ETC.

3.1
In consideration of the Executive’s services under this Agreement, the Company shall compensate the Executive in accordance to the payment structure as described in Schedule A of this Agreement attached hereto, on a bi-weekly basis, payable in arrears on the last calendar day of each half month.

3.2	The Executive shall be entitled to four weeks’ paid vacation during each year of this Agreement to be taken at a time acceptable to both parties.

3.3	The Executive shall be entitled to participate in stock option plans as indicated in Schedule A of this Agreement subject to the participation standards, regulatory policies and other terms thereof.

3.4
The Company shall reimburse the Executive for all reasonable and pre-agreed expenses incurred by the Executive in furtherance of the Company’s business.  The Executive shall, to the greatest extent possible, submit statements and vouchers for all expenses claimed.  The Executive acknowledges that the Company will only reimburse those expenses that are reasonable or to which the Company has granted prior authorization.

3.5
If the Company’s board of directors should determine to insure the life of the Executive, the Executive shall cooperate with the Company and the insurer and do all reasonable things required to permit the placing or continuance of such insurance coverage upon his life.

3.6
All payments to be made by the Company to the Executive shall be subject to Canadian statutory deductions for taxes, unemployment insurance, medical insurance, and pension contributions.  If The Executive chooses to be employed on a Contractor basis, the Executive shall be responsible for his own payments to those agencies responsible for these expenses.  The Executive will seek his own legal and accounting advice on this matter.

4.	CONFIDENTIAL INFORMATION

4.1
The parties acknowledge that the Executive, in the course of providing services to the Company, will have access to confidential information concerning the Company and its subsidiaries and, therefore, the Executive agrees that he will not, either during the term of this Agreement or upon termination of this agreement thereafter, divulge or utilize to the detriment of the Company any of such confidential information so obtained.  The provisions of this section shall survive the expiry or earlier termination of this Agreement.

5.	DEVOTION OF TIME AND NON-COMPETITION

5.1	The Company and the Executive acknowledge that the Executive may not provide his services to any competing businesses in Canada or China while the Executive is retained by the Company.

5.2	The Executive shall devote his full time efforts and undivided attention to the Company’s business as may be required to properly perform his duties hereunder.

5.3
During the term and any renewal of this Agreement, and for a period of six (6) months thereafter, the Executive agrees that he shall not engage in any other business activities or serve as an officer or director in any other company or other entity (a “Competitor”) in competition with the Company.  Furthermore, the Executive shall not, directly or indirectly be interested in or compensated by any Competitor carrying on business similar to the Company and shall not own or hold any securities or other ownership interest in any such Competitor provided, however, that the Executive may own not more than 5% of the issued and outstanding capital stock of a corporation, the securities of which are listed upon a stock exchange or regularly trade over the counter.

5.4	The Executive is prohibited from contacting any employees, business associates, suppliers, vendors and customers of the Company for a period of 12 months after his departure from the Company.

6.	TERMINATION OF AGREEMENT

6.1	This Agreement may only be terminated by the Company if:

(a)
the Executive is dishonest in dealing with the Company or its customers or suppliers, or his conduct is in a significant way  detrimental to Company’s business or materially and adversely affects his ability to perform his duties hereunder;

(b)
the Executive fails to perform assigned duties diligently and in a manner acceptable to the Company, which failure is not fully remedied by the Executive within ten business days after notice in writing thereof have been given by the Company to the Executive;

(c)	the Executive breaches or causes to breach a material term of this Agreement; or

(d)	the Executive is convicted of a misdemeanour or felony involving fraud or illegality,

(e)	the Executive engages in any behaviour that is considered and viewed to be conduct detrimental to the Company’s business and reputation.

6.2
If the Executive dies during the term or any renewal of this Agreement, the Company shall pay to the estate of the Executive the compensation which otherwise would be payable to such Executive up to the end of the month in which the Executive’s death occurs.

6.3
The Executive or the Company may terminate this agreement by giving each other six (6) months notice in writing, provided however the Executive is not currently engaged in a project that requires its sole particular expertise and knowledge.  The Executive must be able to transfer/relinquish its responsibilities without creating or causing a disruption to the company’s business.

7.	MISCELLANEOUS

7.1
All notices and other communications required or permitted by this Agreement to be given or made by either party to the other shall be given or made in writing and be delivered by hand or registered mail (except during a postal disruption) to the parties at the addresses set forth in this Agreement, or at such other address as the parties designate by notice in writing to the other.  Proof of delivery in such manner shall constitute proof of receipt.

7.2	This Agreement may not be assigned by either party without prior written consent of the other.

7.3	This Agreement may not be transferred or assigned to any other party under any circumstances.

7.4	This Agreement shall be construed solely under and governed by the laws of British Columbia and the law of Canada applicable therein.

7.5
This Agreement represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.  This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

7.6	This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

CIBT Education Group Inc.
by its authorized signatory:

/s/ Toby Chu
Name: Toby Chu

Title: CEO

SIGNED, SEALED AND DELIVERED by ____________________ in the presence of: _____________________________________	) ) ) ) ) ) )	/s/ MR. DENNIS HUANG
Signature of Witness _____________________________________		MR. DENNIS HUANG
Print Name

Schedule A
Compensation Plan

Base Salary:

$100,000

Base salary will increase 5% each year from the second year and on subject to review year to year.

Bonus:

To be determined by the Company based on extraordinary contributions.

Other fringe benefits:

a)	Monthly car allowance - the maximum monthly car allowance will be $500 per month. This amount is inclusive of insurance, maintenance, fuel and other items;

b)	Medical and health care benefit package consistent with other senior management staffs